Exhibit 11.1
CODE OF BUSINESS CONDUCT AND ETHICS
I.	Introduction
A.	Purpose

This Code of Business Conduct and Ethics (the “Code”) was adopted by the Board of Directors (the “Board”) of Melco Crown Entertainment Limited (“MCE”).

This Code contains general guidelines for conducting the business of MCE and its subsidiaries consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we will adhere to these higher standards.

This Code applies to all of the directors, officers, employees, agents and subcontractors of MCE and its subsidiaries (which, unless the context otherwise requires, are collectively referred to as the “Company” in this Code). We refer to all persons covered by this Code as “Company employees” or simply “employees.” All references to “you” shall be references to the employees. We also refer to our Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer and the heads of our business units as our “principal officers.”

B.	Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact the Human Resources department for help. The Chief Legal Officer of the Company, has initially been appointed by the Board as the Compliance Officer for the Company.

C.	Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor, who will work with you to investigate your concern or direct your concern to the appropriate department within the Company. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact your Human Resources Office directly or submit your complaint to our hotline or via email set up under our Procedures for Handling Complaints and Whistleblowing. All reports of known or suspected violations of applicable laws or this Code will be handled sensitively and with appropriate confidentiality. The Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.

This Code will be enforced on a uniform basis for everyone, without regard to an employee’s position within the Company. It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate any applicable law or this Code may become subject to civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. If your conduct as a representative of the Company does not comply with applicable laws or with this Code, it may result in serious consequences for both you and the Company.

Corporate Governance Policy 1 — Code of Business Conduct and Ethics
Issue No. 4 Approval 29 September 2009

D.	Policy Against Retaliation

In no event will there be any retaliation against someone for reporting an activity that he or she in good faith believes to be a violation of any law, rule or regulation. Any supervisor or other employee intimidating or imposing sanctions on an employee for reporting a matter will be disciplined, which may include termination of employment.

Employees should know that it is a crime to retaliate against a person, including with respect to their employment, for providing truthful information to a law enforcement officer relating to the possible commission of any violation of law. Employees who believe that they have been retaliated against by the Company, its employees, contractors, subcontractors or agents, for providing information to or assisting in an investigation conducted by a governmental authority or a person with supervisory authority over the employee (or another employee who has the authority to investigate or terminate misconduct) in connection with conduct that the employee reasonably believes constitutes a violation of rule or law, may seek redress through governmental agencies.

It is important to note that our policy against retaliation is to protect employees engaging in responsible reporting of activities which they, in good faith, believe are in violation of company policies or legal rules and regulations.  However, it is equally important for the Company to safeguard our employees from malicious accusations based on unfounded information which the person reporting the activity knows is untrue.  An employee who files a report against another employee knowing that the report contains false information or allegations will be subject to internal review and appropriate discipline.

E.	Waivers of the Code

Employees should understand that waivers or exceptions to our Code will be granted only in advance and only under exceptional circumstances. Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal officers may be made only by the Board and will be disclosed to the public as required by applicable laws or the rules of the Nasdaq.

II.	Internal and External Dealings
A.	Patrons
The Company seeks to provide excellent service to all third parties (“Patrons”) with whom it conducts business. To this end, the employees of the Company shall abide by the following principles.
•	Act appropriately and in good faith in its dealings with the Company’s patrons.
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Respect the views of the Company’s patrons, including suggestions and requests made by the patrons concerning services offered by the Company. Moreover, the Company shall seek to address all customer complaints promptly and fairly.

•	Provide the Company’s patrons with all facts which the patrons should be aware of concerning the services offered by the Company.

The employees shall maintain the confidentiality of information entrusted to them by the Company or its patrons, except when disclosure is duly authorized or legally mandated. Confidential information includes all non-public information that may be of use to the Company’s competitors, or harmful to the Company or its patrons, if disclosed.

Corporate Governance Policy 1 — Code of Business Conduct and Ethics
Issue No. 4 Approval 29 September 2009

B.	Shareholders
The Company shall endeavor to maximize shareholder value. The employees of the Company shall implement the following principles.
•	The Company shall seek to maximize shareholder value by achieving profitability through sound management.
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The Company shall respect the rights of its shareholders, including the right to obtain adequate access to information which the Company is required by law to disclose. Disclosure about the Company’s affairs, operations and financial condition shall be made in accordance with the Company’s Guidelines for Corporate Communications and Disclosure Controls and Procedures.

C.	Employment Practices

The Company and the employees shall seek to create a workplace environment that is harmonious, respectful of the rights of all employees, and conducive to attaining excellence in the quality of service provided to the Company’s patrons. The employees of the Company shall respect each other as a member of the same community, and shall endeavor to create and maintain a harmonious corporate culture. To achieve this objective, the following principles shall be implemented at all times.

•	The Company shall not engage in any discriminatory employment practice, which is not in compliance with applicable laws.
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Sexual harassment is strictly prohibited on the part of the employees as well as any party providing services to the Company, including temporary workers, independent contractors or other professional service providers of the Company.

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Decisions regarding employees shall be made taking into consideration all relevant factors such as market conditions, business requirements and performance of the Company as well as other relevant factors such as performance, capability, effort and degree of contribution made by the employees concerned.

D.	Competitors and Business Partners
The Company prides itself on being a responsible corporate citizen. The Company shall continue to abide by the following principles.
•	The Company shall respect its competitors and compete fairly and honestly with them. The Company shall not seek any competitive advantage obtained through unethical or illegal means.
•	The Company shall not take unfair advantage of any person through concealment, manipulation or abuse of privileged information, misrepresentation of material facts or any unfair business practice.
Corporate Governance Policy 1 — Code of Business Conduct and Ethics
Issue No. 4 Approval 29 September 2009

III.	Conflicts of Interest
A.	Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. Such conflicts of interest can undermine our business judgment and our responsibility to the Company and threaten the Company’s business and reputation. Accordingly, all apparent, potential, and actual conflicts of interest should be scrupulously avoided and any transactions between an employee and the Company which involves a potential conflict of interest should only be entered into after you receive the appropriate approval. You should refer all requests for such approvals to the Human Resources department.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of potential conflicts of interest:
•	Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that is a material customer or supplier to, or any competitor of, the Company.
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Improper Personal Benefits. No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

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Personal Interests. No employee shall have a direct or indirect personal interest in a transaction involving the Company, except when the interest has been fully disclosed to and approved by the Company.

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Financial Interests. No employee should have a financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company, except when the interest has been fully disclosed to and approved by the Company. However, it is not typically considered a conflict of interest (and therefore, prior approval is not required) to have an interest of less than 1% of the outstanding shares of a publicly traded company.

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Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, the Company or any company that is a material customer or supplier to, or any competitor of, the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

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Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

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Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption. Please see “Family Members Working in the Industry” below for additional guidelines in this area.

•	Outside Activity. No employee shall engage in any outside activity that materially detracts from or interferes with the performance of his or her services to the Company.
Corporate Governance Policy 1 — Code of Business Conduct and Ethics
Issue No. 4 Approval 29 September 2009

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Personal Conducts. In their dealings with internal parties (such as other employees and directors of the Company) and external parties (such as patrons or employees, officers, directors, contractors and shareholders of customers, suppliers, vendors and investors), employees should conduct themselves in accordance with our community’s standards of integrity, honesty and good morals and should avoid any act involving moral turpitude or any act that may adversely affect the image or reputation of the Company.

For purposes of this Code, a company is a “material” customer if the company has made payments to the Company in the past year in excess of US$200,000 or 5% of the customer’s gross revenues, whichever is greater. A company is a “material” supplier if the company has received payments from the Company in the past year in excess of $200,000 or 5% of the supplier’s gross revenues, whichever is greater. A company is a “material” competitor if the company competes in the Company’s line of business and has annual gross revenues from such line of business in excess of US$10,000,000. For purposes of this Code, Melco International Development Limited and its subsidiaries (“Melco”), Crown Limited and its subsidiaries (“Crown”), and any other joint venture entities of Melco and Crown are not considered to be “material” competitors, suppliers or patrons.

B.	Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to the Human Resources Department. The Human Resources department will work with you to determine whether you have a conflict of interest, or will direct your report to the appropriate department in the Company, and, if a conflict is determined to exist, you will be assisted in determining how best to address the conflict. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

C.	Family Members Working in the Industry

You may find yourself in a situation where (i) your Family Member is a competitor, supplier, guest, patron, visitor or tenant of the Company or is employed by one or (ii) your Family Member is also employed by the Company. Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and potential conflicts of interest.

There are several factors to consider in assessing such a situation. Among them: the relationship between the Company and the other company; the nature of your responsibilities as a Company employee and those of the other person; and the access each of you has to your respective employer’s confidential information. Such a situation, however harmless it may appear to you, could arouse suspicions among your colleagues that might affect your working relationships. The very appearance of a conflict of interest can create problems, regardless of the propriety of your behavior.

To remove any such doubts or suspicions, you must disclose your specific situation to the Human Resources department to assess the nature and extent of any concern and how it can be resolved. In some instances, any risk to the Company’s interests is sufficiently remote that the Human Resources department may only remind you to guard against inadvertently disclosing Company confidential information and not to be involved in decisions on behalf of the Company that involve the other company.

D.	Presence in Gaming Areas

In general, employees of the Company’s gaming operations may only enter the gaming areas operated by the Company in the course of their normal work activities. Employees should refer to and strictly comply with the policies of the relevant business units related to access to gaming areas. Employees of non-gaming operations and their guests may enter gaming areas operated by the Company but they may not engage in gaming activities in such venues.

Corporate Governance Policy 1 — Code of Business Conduct and Ethics
Issue No. 4 Approval 29 September 2009

IV.	Gifts and Entertainment

The giving and receiving of gifts is a worthwhile and acceptable business practice when performed within the boundaries set forth by this Code and applicable laws and regulations. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.

When you are providing a gift, entertainment or other accommodation in connection with Company business, you must do so in a manner that is in good taste and without excessive expense. Except for complimentary goods and services customarily provided to patrons in the ordinary course of the Company’s business, you may not furnish or offer to furnish any gift that is of more than token value or that goes beyond the common courtesies associated with accepted business practices. You should follow the below guidelines for receiving gifts, in determining when it is appropriate to give gifts and when prior written approval from the Human Resources department is required.

You must be particularly sensitive in considering a gift or entertainment for a governmental official, as such expenditures are subject to strict rules and regulations under the laws of the United States and other jurisdictions where the Company operates. As described in Section VIII.B of this Code, any expenditures or benefits conferred upon governmental officials must comply with the requirements of the U.S. Foreign Corrupt Practices Act. A gift or entertainment that may be construed as a bribe, kickback or other improper payment may not be given under any circumstances.

Our suppliers and tenants likely have gift and entertainment policies of their own. You must be careful never to provide a gift or entertainment that you know violates the other company’s gift and entertainment policy.

It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from patrons or suppliers only if the value of such gift or entertainment is not unreasonable and such gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be accurately accounted for on expense reports, including in the nature and purpose of the expenditure. The following specific examples may be helpful:

•	Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:
•	The items are of reasonable value;
•	The purpose of the meeting or attendance at the event is business related; and
•	The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.
Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other patrons, suppliers or vendors.

All gifts and entertainment for governmental officials, as defined in Section VIII.B below, must be pre-approved by your supervisor. As a general rule, gifts and entertainment for governmental officials should not exceed HKD1,200 (or its equivalence in other currency) (the “Gift Limit”) per person and should not be given on a frequent basis to any given government official. When calculating the cost of entertainment for governmental officials, the total cost of the event is subject to the Gift Limit (e.g., the combined expense of tickets, food, beverages and travel should not exceed Gift Limit).

Corporate Governance Policy 1 — Code of Business Conduct and Ethics
Issue No. 4 Approval 29 September 2009

•	Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

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Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a cultural event, celebration or holiday (for example, Chinese New Year, Christmas, Mid-Autumn Festival and Chung Yeung Festival). A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business between the individuals. If you are unsure whether a gift is acceptable, please report the receipt of the gift to the Human Resources department for further guidance.

•	Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

•	Travel. Any gift that involves regional or international travel shall only be accepted after clearance from your supervisor.
This guideline does not prohibit authorized employees in designated job categories from accepting traditional customer gratuities (“tips”).

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to the Human Resources department. The Human Resources department will bring the gift to the attention of the Compliance Officer, who may require you to donate the gift to an appropriate community organization.

If you provide any gift, entertainment or other accommodation in connection with the Company’s business, you must do so in a manner that is in good taste, without excessive expense and in strict compliance with applicable laws. In particular, employees are reminded that Macau civil servants have a duty to report the acceptance of any gifts of whatever value to their superiors. In the event the gifts accepted are found to be a direct or indirect advantage to such civil servant, the Company and the employee may be subject to criminal prosecution and the employee may be subject to disciplinary action, up to and including termination of employment.

V.	Confidential, Proprietary Information

One of the Company’s most valuable assets is information. Employees should maintain the confidentiality of information (whether or not it is considered proprietary) entrusted to them not only by the Company, but also by suppliers, patrons and others related to our business. Confidential information includes all non-public information that might be of use to our competitors or harmful to the Company, or its patrons or suppliers, if disclosed. Examples of confidential information include trade secrets, new product or marketing plans, customer lists, research and development ideas, manufacturing processes, or acquisition or divestiture prospects.

Employees should take steps to safeguard confidential information by keeping such information secure, limiting access to such information to those employees who have a “need to know” in order to do their job, and avoiding discussion of confidential information in public areas, for example, in elevators, on planes, and on mobile phones.

Confidential information may be disclosed to others when disclosure is authorized by the Company or legally mandated. The obligation to preserve confidential information is ongoing, even after termination of employment.

VI.	Company Records

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, meeting minutes, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

Corporate Governance Policy 1 — Code of Business Conduct and Ethics
Issue No. 4 Approval 29 September 2009

All Company records must be complete, accurate and reliable. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy.

VII.	Accuracy of Financial Reports and Other Public communications

As a public company we are subject to various securities laws, regulations and reporting obligations. These laws, regulations and obligations and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal officers and other employees working in the Finance Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts. This policy applies to all public disclosure of material information about the Company, including written disclosures, oral statements, visual presentations, press conferences and media calls. Please read the Company’s Disclosure Controls and Procedures and Guidelines for Corporate Communication for more information.

In addition, U.S. federal securities law requires the Company to maintain accurate internal books and records and to devise and maintain an adequate system of internal accounting controls. The Securities and Exchange Commission (“SEC”) has supplemented the statutory requirements by adopting rules that can impose liability on the Company for any inaccuracies in its books and records, even if not material and even if inadvertent. In addition, individual employees can be liable for (1)  falsifying records or accounts subject to the above requirements and (2)  making any materially false, misleading, or incomplete statement to an accountant in connection with an audit or any filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors, and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

VIII.	Compliance with Laws, Rules and Regulations

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company’s business. These include laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information and misuse of corporate assets. These laws also include Macau laws requiring our employees to report any event that may affect the suitability of our Macau subsidiary which is a holder of our gaming subconcession, or its direct or indirect shareholders, directors or employees, to conduct a gaming business in Macau, and to provide all information required by Macau gaming regulators pursuant to their supervisory authority of our gaming business in Macau. Any such required report should be made to the Human Resources Department.

You are expected to understand and comply with all laws, rules and regulations that apply to your job position. It is the Company’s policy to abide by the national and local laws of our host nations and communities. The fact that in some countries certain standards of conduct are legally prohibited, but these prohibitions are not enforced in practice, or their violation is not subject to public criticism or censure, will not excuse any illegal action by an employee.

Corporate Governance Policy 1 — Code of Business Conduct and Ethics
Issue No. 4 Approval 29 September 2009

A.	Compliance with Insider Trading Laws

Employees are prohibited from trading in the stock or other securities of the Company while in possession of material, nonpublic information about the Company. In addition, employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of material, nonpublic information. Employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Please refer to the Company’s Statement of Policies and Procedures Governing Material, Non-Public Information and the Prevention in Insider Trading for more information.
B.	The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official. A “governmental official” includes not only national, regional, state, and local elected and appointed government employees but also political parties, political party officials, candidates for political office, employees of state-owned companies, relatives and agents of government officials acting on their behalf, and representatives of quasi-governmental and international organizations. Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign (i.e., non-U.S.) governmental officials. This prohibition also extends to payments to a sales representative, agent or other third party if there is reason to believe that the payment will be used indirectly for a prohibited payment to governmental officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties for the employee and the Company, as well as disciplinary action by the Company, up to and including termination of employment.

C.	Compliance with Laws against Money Laundering

Employees are prohibited from engaging in activities which would amount to money-laundering. Violation of laws against money laundering can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment. In addition, employees should comply with the Company’s policy against money-laundering.

IX.	Fair Dealing

The Company’s success depends on building productive relationships with one another and third parties on honesty, integrity, ethical behavior and mutual trust. Every employee should endeavor to deal fairly with each of our patrons, suppliers, competitors and other employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

X.	Protection and Proper Use of Assets

Proper and efficient use of Company, supplier, customer and other third party assets, such as electronic communication systems, information (proprietary or otherwise), material, facilities and equipment, as well as intangible assets, is each employee’s responsibility. Employees must not use such assets for personal profit for themselves or others. In addition, employees must act in a manner to protect such assets from loss, damage, misuse, theft, removal and waste. Finally, employees must ensure that such assets are used only for legitimate business purposes. However, in limited instances, Company assets may be used for other purposes approved by management.

Corporate Governance Policy 1 — Code of Business Conduct and Ethics
Issue No. 4 Approval 29 September 2009

XI.	Conclusion

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact the Human Resources department. We expect all Company employees to adhere to these standards.

This Code of Business Conduct and Ethics shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

The Code does not in any way constitute an employment contract or an assurance of continued employment. It is for the sole and exclusive benefit of the Company and may not be used or relied upon by any other party. The Company may modify or repeal the provisions of the Code or adopt a new Code at any time it deems appropriate, with or without notice.

CERTIFICATION OF COMPLIANCE
I have received, reviewed, and understood the above Code of Business Conduct and Ethics and hereby undertake, as a condition to my present and continued employment at or affiliation with the Company (as defined above), to comply fully with the policies and procedures contained therein.

SIGNATURE	DATE

NAME

POSITION
Issue No. 4
Approval Date: 29 September 2009
Corporate Governance Policy 1 — Code of Business Conduct and Ethics
Issue No. 4 Approval 29 September 2009